Exhibit 99.1
Genta Announces Issuance of Two Key U.S. Patents for its Gallium
Products Franchise
BERKELEY HEIGHTS, NJ — January 8, 2009 — Genta Incorporated (OTCBB: GNTA.OB) announced today that two new patents related to the Company’s franchise in gallium-containing products have issued in the United States. Applications similar to these patents are pending worldwide, and several additional applications that address other compositions and uses have been filed in the U.S. and other territories. These patents and filings provide for claims of compositions and uses of gallium compounds that can be taken by mouth over extended periods for treatment of skeletal diseases as well as other indications.
The two new patents, US 7,354,952B2 and US 7,456,215B2, provide for the therapeutic use of gallium complexed with various agents that increase the oral bioavailability of the active ingredient and yield superior pharmacokinetics compared with the active ingredient used alone.
G4544 is a new, clinical-stage, tablet formulation that enables oral absorption of the active ingredient contained in Ganite® (gallium nitrate injection), a drug that is marketed by Genta and approved in the U.S. for treatment of cancer-related hypercalcemia. Genta is developing G4544 in collaboration with Emisphere Technologies, Inc. (NASDAQ: EMIS). The initial clinical study — a dose-ranging, single-dose evaluation of G4544 in normal subjects — has been completed. Genta is the IND Sponsor and is directing the clinical development program.
“The active ingredient in G4544 has shown a consistently high level of clinical activity across a range of skeletal diseases,” said Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta. “We believe that the emerging safety issues with long-term bisphosphonate therapy can potentially be avoided with G4544. Our goal is to establish bioequivalence to our IV drug in repeat-dose studies that may lead to rapid approval in hypercalcemia. We also foresee the potential for subsequent approvals in other diseases, such as bone metastases, Paget’s disease, and osteoporosis.”
About G4544
G4544 was developed to enable extended administration of the active ingredient in Ganite, which may greatly improve patient convenience and avoid the current need for intravenous pumps or hospitalization. The initial focus of clinical studies with G4544 will be to establish its bioequivalence with the intravenous product, potentially enabling rapid regulatory approval of the oral formulation via a 505(b)(2) application in the U.S. Genta holds or has exclusively licensed the intellectual property related to G4544.

About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.
Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact. The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements. The Company does not undertake to update any forward-looking statements. Factors that could affect actual results include, without limitation, risks associated with:
•	the Company’s ability to obtain necessary regulatory approvals for Genasense® or its other product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
 Genta Investor Relations
info@genta.com